Exhibit 99.1

CHENIERE ENERGY INC. NEWS RELEASE

CONTACT: DAVID CASTANEDA

VP-INVESTOR & MEDIA RELATIONS

1-888-948-2036

E-mail: Info@Cheniere.com

Federal Energy Regulatory Commission Issues Freeport LNG Final Environmental Impact Statement

Houston – May 28, 2004 – Cheniere Energy, Inc. (AMEX: LNG) reported today that the Federal Energy Regulatory Commission (FERC) issued the Final Environmental Impact Statement (FEIS) for Freeport Development LNG L.P.’s (Freeport) Liquefied Natural Gas (LNG) Receiving Terminal and natural gas pipeline. Cheniere Energy holds a 30% limited partnership interest in Freeport.

The FERC Staff concluded that approval of the Freeport LNG Project, with appropriate mitigating measures as recommended, would have limited adverse environmental impact.

Issuance of the FEIS clears the last step in FERC’s environmental review process before FERC may issue an order granting authorization under Section 3 of the Natural Gas Act for the siting, construction and operation of the Freeport facility. Freeport filed an application with FERC on March 28, 2003, for authorization to construct and operate the facility which will have an initial processing capacity of 1.5 Billion cubic feet per day (Bcf/d).

In June of 2003 The Dow Chemical Company (NYSE:DOW) entered into an agreement with Freeport to reserve 500 million cubic feet per day (Mmcf/d) of the facility’s capacity.

In December of 2003 ConocoPhillips (NYSE:COP) entered into an agreement to fund the construction of the facility estimated to cost in excess of $500 million in exchange for the remaining 1 Bcf/d of capacity.

The company expects construction of the facility to begin before year end and for it to be in service during the second half of 2007.

Cheniere Energy, Inc. is a Houston-based developer of LNG Receiving Terminals and a Gulf of Mexico E&P company. Cheniere is developing Gulf Coast LNG Receiving Terminals in Sabine Pass, LA, and Corpus Christi, TX. Cheniere is also a 30% limited partner in Freeport LNG Development, L.P., which is developing an LNG Receiving Terminal in Freeport, Texas. Cheniere conducts exploration for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere also owns 9% of Gryphon Exploration Company, along with Warburg, Pincus Equity Partners, L.P. which owns 91%. Additional information about Cheniere Energy, Inc. may be found on its Web site at www.cheniere.com, by contacting the company’s investor and media relations department toll-free at 888-948-2036 or by writing to: Info@Cheniere.com.

Photographs of Artist’s Renditions of Cheniere Energy Corpus Christi and Sabine Pass LNG Receiving Terminals and Freeport LNG LP LNG Receiving Terminal are available as JPEG on-line at www.Cheniere.com

Except for the historical statements contained herein, this news release presents forward-looking statements that involve risks and uncertainties. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Certain risks and uncertainties inherent in the company’s business are set forth in the company’s periodic reports that are filed with and available from the Securities and Exchange Commission.